EXHIBIT 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SELECTED FINANCIAL DATA
To the Directors and Shareholders of
The Goldman Sachs Group, Inc.:
     We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of The Goldman Sachs Group, Inc. and subsidiaries (the “Company”) at November 24, 2006 and November 25, 2005, and for each of the three fiscal years in the period ended November 24, 2006, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting as of November 24, 2006, and in our report dated January 31, 2007, we expressed unqualified opinions thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s consolidated statements of financial condition at November 26, 2004, November 28, 2003 and November 29, 2002, and the related consolidated statements of earnings, changes in shareholders’ equity, cash flows and comprehensive income for the years ended November 28, 2003 and November 29, 2002 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected financial data for each of the five years in the period ended November 24, 2006, appearing on page 166 in Part II, Item 8 of this Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 31, 2007